EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Exult, Inc.:

We consent to the use of our report dated January 27, 2003, with respect to the consolidated balance sheet of Exult, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related consolidated financial statement schedule for the year ended December 31, 2002, incorporated herein by reference and to reference to our firm under the heading “Experts” in the prospectus.

Our report dated January 27, 2003, states that the consolidated financial statements and consolidated financial statement schedule of Exult, Inc. and subsidiaries as of December 31, 2001, and for each of the years in the two-year period then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 23, 2002. As described in Note 3 to the consolidated financial statements, the 2000 and 2001 consolidated financial statements have been restated. We audited the adjustments described in Note 3 to the consolidated financial statements that were applied to restate the 2000 and 2001 consolidated financial statements, as well as certain additional disclosures in the 2000 and 2001 consolidated financial statements, as described in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2000 and 2001 consolidated financial statements and consolidated financial statement schedule of Exult, Inc. and subsidiaries other than with respect to such adjustments and disclosures.

/s/    KPMG LLP

Orange County, California

December 4, 2003